Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated                 , 2015 with respect to the consolidated financial statements and financial statement schedule of Barnes & Noble Education, Inc. in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-202298) and related Prospectus of Barnes & Noble Education, Inc. dated June 4, 2015.

New York, NY

                    , 2015

The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

New York, NY

June 4, 2015